Exhibit 99.1

GlobeStar Therapeutics Corporation Has Been Upgraded to the QB Tier on OTC Markets.

Company will move from the Pink tier to QB tier effective immediately while retaining the same ticker symbol.

Richland, Washington. October 11, 2021

GlobeStar Therapeutics Corporation (OTCQB: GSTC) (www.globestarthera.com) headquartered in Richland, Washington, is a fast-growing company focused on providing medical research, development, and treatments for disease. With a mission to “help people begin their journeys to health,” GlobeStar Therapeutics also brings high quality supplement products to the market.

“Our move up from the OTC Pink to OTCQB demonstrates yet again that we are moving forward as an organization and making significant progress,” said James C. Katzaroff, President and CEO, GlobeStar Therapeutics Corporation. “Moving from the OTC Pink to OTCQB is a statement to our stakeholders and those we are in discussions with that GlobeStar Therapeutics is committed to our continued growth.  The entire GlobeStar Therapeutics team understands the importance of this change in stock reporting.”

GlobeStar’s positive change in reporting is yet another vote of confidence in what we are doing and in the need for this type of drug development. GlobeStar’s patented solution has the potential to change the lives of millions of patients across the globe. This life-changing neurodegenerative disease is at the forefront of the CDC and FDA’s radar.

GlobeStar Therapeutics Corporation.

GlobeStar Therapeutics Corporation (OTCQB: GSTC) is a healthcare company dedicated to bringing innovative, effective, and high-quality healthcare solutions to the medical community.  With a focus on Multiple Sclerosis and other chronic diseases, GlobeStar’s team is committed to helping those suffering begin their journey back to health. More information about GlobeStar Therapeutics Corporation can be found at www.globestarthera.com.

Notice Regarding Forward Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Media Contact:

Brooke Greenwald

Cornerstone Communications, LTD

Brooke@cornerstonepr.net

240-360-0866